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                                    ADDENDUM


         This Addendum amends that certain Employment Agreement dated June 5, 1998, effective May 1, 1998, by and between JOSHUA GINDIN and NCO FINANCIAL SYSTEMS, INC., a Pennsylvania corporation replacing NCO GROUP. INC. as named employer (the "Agreement"), and this Addendum shall be effective as of January 1, 1999 (the "Effective Date").

          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

 1 Paragraph 3 of the Agreement is amended by deleting the text of such paragraph in its entirety and replacing it with the following:

          "The term of this Agreement shall be for a period of five (5) years, commencing on the Effective Date and terminating on December 31, 2003, subject to any early termination provisions set forth in the Agreement."

2. Paragraph A of Exhibit "A" of the Agreement is amended by providing for a Base Salary of $200,000 per annum, commencing on the Effective Date. The Base Salary shall, at a minimum, be adjusted annually, on the anniversary date of the Effective Date pursuant to the CPI then in effect for the Philadelphia metropolitan area. The Base Salary shall be payable in installments, in arrears, in accordance with the Company's regular payroll practices, but not less often than monthly.

 3. In the event any term or condition of this Addendum is inconsistent with any term or condition of the Agreement, the terms of this Addendum will control. Except as stated above, all the terms and conditions of the Agreement, including all restrictions and covenants, shall remain In full force and effect and are incorporated herein by reference as though set forth at length.

          IN WITNESS WHEREOF, the parties have executed this Addendum to become effective on the Effective Date.

 NCO FINANCIAL SYSTEMS, INC.


By:
    --------------------------                    -----------------------------
                                                  Joshua Gindin